Exhibit 99.1

Helmerich & Payne, Inc. Announces the Appointment of New Director

TULSA, Okla., July 3, 2018 (GLOBE NEWSWIRE) — Helmerich & Payne, Inc. (NYSE:HP) today announced that Delaney Bellinger was appointed to the Company’s Board of Directors effective July 1, 2018.  With Ms. Bellinger’s appointment, Helmerich & Payne’s Board has expanded to include 11 members.

Ms. Bellinger is currently the Chief Information Officer for Huntsman Corporation, a global manufacturer and marketer of differentiated chemicals.  Prior to her role at Huntsman, she was Chief Information Officer for EP Energy in Houston, Texas.  Before joining EP Energy, Ms. Bellinger was the Chief Information Officer for YUM! Brands, Inc. formally Tricon Global Restaurants for 10 years.  Ms. Bellinger has served on various industry organization and non-profit boards.

Company Chairman, Hans Helmerich commented, “We look forward to the contribution Delaney will make to the Company’s Board.  Her broad expertise in technology in various industries will provide valuable insight along with her overall seasoned business judgement.”

Helmerich & Payne, Inc. is primarily a contract drilling company. As of June 30, 2018, the Company’s existing fleet includes 350 land rigs in the U.S., 38 international land rigs, and eight offshore platform rigs.  The Company’s global fleet has a total of 388 land rigs, including 373 AC drive FlexRigs®*.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:  Investor Relations

investor.relations@hpinc.com

(918) 588-5190